Exhibit 99.1

For Immediate Release
Contact:      Steve Solomon                                   CEOcast, Inc.
              Citadel Security Software, Inc.                 Ken Sgro,
              (214) 750-2452                                  212-732-4300 x225
              ssolomon@citadel.com                            mwachs@ceocast.com


Citadel Security Software Inc. Secures $3.5 Million Debt Facility with Comerica

Dallas,  TX  --February  12,  2004--Citadel Security Software Inc. (OTCBB:CDSS -
News) a leader in vulnerability management solutions through automated vulnerability remediation (AVR) and policy enforcement, announced today that it signed a commitment letter securing a total of $3.5 million in debt financing from Comerica Bank's Technology and Life Sciences Division. The financing includes a term loan and a receivables-based revolving credit facility. The interest rate will be based upon a very favorable structured spread.

The debt financing will be in addition to the recently announced private placement of $15 million provided by Satellite Strategic Finance Associates, LLC, a private investment fund.

"We believe the recent initiatives we have taken to strengthen our balance sheet have positioned us for strong growth in 2004," said Steve Solomon, CEO of Citadel Security Software. "This financing, in addition to our recently completed $15 million private placement, will allow us to make key investments in sales and marketing and engineering to build upon our position as a leader in automated vulnerability remediation."

"Citadel's AVR solution is becoming more critical as the number of reported network vulnerabilities is accelerating rapidly," said David Whiting, vice president in the Richardson office of Comerica's Technology and Life Sciences Division. "We are pleased to provide a credit facility to Citadel, which we believe is well poised to continue being a leader in the AVR market."

About  Citadel

Citadel Security Software Inc., a leader in vulnerability management solutions through automated vulnerability remediation and policy enforcement, helps enterprises effectively neutralize security vulnerabilities. Citadel's patent-pending Hercules(R) technology provides users with full control over the automated remediation process, enabling efficient aggregation, prioritization and resolution of vulnerabilities detected by industry-standard vulnerability assessment tools. Winshield(R), SecurePC(TM) and NetOFF(TM) products enable companies to enforce security policies from a single point of control. Citadel's solutions enable organizations to ensure the confidentiality of information, reduce the time and costs associated with the inefficient manual remediation process, and facilitate compliance with organizational security policies and government mandates such as, Sarbanes-Oxley, FISMA, HIPAA and Gramm-Leach-Bliley legislation. For more information on Citadel, visit www.citadel.com, or contact the company at 214-520-9292.

About  Comerica  Bank's  Technology  and  Life  Sciences  Division

Comerica's Technology and Life Sciences Division is one of the nation's leading technology banking practices, offering a wide range of financial services tailored to corporate customers, entrepreneurs and professionals. Veteran bankers provide credit and financial services and products to young, growing, professionally backed technology and life sciences companies, as well as their more mature counterparts. The Technology and Life Sciences Division serves all major technology centers from offices coast-to-coast. Comerica is among the 20 largest banking companies in the nation, $53 billion in assets as of December 31, 2003.

Safe  Harbor/Forward-looking  Statements:

This press release contains forward looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties, including the current economic and geopolitical environment, the current information technology spending trend, the uncertainty of funding of government information technology security projects, a lack of Citadel operating history, uncertainty of product acceptance, uncertainty of ability to compete effectively in a new market and the uncertainty of profitability and cash flow of Citadel, competition, intellectual


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property  rights  and dependence on key personnel. These risks and uncertainties may cause actual outcomes and results to differ materially from expectations in this release. These and other risks are detailed in Citadel's quarterly report on Form 10-QSB filed for the quarter ended September 30, 2003 and Citadel's annual report on Form 10-KSB filed for the year ended December 31, 2002 as well as in its other filings from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Editors Note: Citadel is a trademark and Hercules is a registered trademark of Citadel Security Software.


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